ALSTON&BIRD LLP
                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

                                  404-881-7000
                                Fax: 404-881-7777
                                 www.alston.com




PINNEY L. ALLEN                                        DIRECT DIAL: 404-881-7485

                                 October 9, 1998


Highwoods Properties, Inc.
3100 Smoketree Court, Suite 600
Raleigh, North Carolina  27604

      Re: Registration Statement on Form S-3 Relating to 2,340,000 Shares of Common Stock of Highwoods Properties, Inc.

Ladies and Gentlemen:

      In connection with the registration statement on Form S-3, File No. 333-39247, as in the form filed on October 9, 1998, relating to the registration of 2,340,000 shares of common stock by Highwoods Properties, Inc. (the "Company"), you have requested our opinion concerning certain of the federal income tax consequences to the Company of its election to be taxed as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code").

      This opinion is based solely on various facts and factual assumptions as set forth in the Registration Statement and is conditioned upon certain representations made by the Company as to factual matters through certificates of officers of the Company (the "Officers' Certificates") attached hereto and made a part hereof. We have made no independent inquiry as to the factual matters set forth herein. In addition, we have examined no documents other than the Registration Statement for purposes of this opinion and, therefore, our opinion is limited to matters determined through an examination of such document and the factual matters set forth in the Officers' Certificates.

      In rendering the opinions set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

      We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any other

1211 East Morehead Street     3605 Glenwood Avenue, Suite 310    601 Pennsylvania Avenue, N.W.
    P. O. Drawer 34009               P. O. Drawer 31107            North Building, 11th Floor
 Charlotte, NC 28234-4009          Raleigh, NC 27622-1107           Washington, DC 20004-2601
       704-331-6000                     919-420-2200                      202-756-3300
     Fax: 704-334-2014                Fax: 919-881-3175                 Fax: 202-756-3333

Highwoods Properties, Inc.
October 9, 1998
Page 2


jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

      Based solely on the facts in the Registration Statement and the facts in the Officers' Certificates, we are of the opinion that the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 1994 through 1997, and that the Company is in a position to continue its qualification and taxation as a REIT within the definition of Section 856(a) of the Code for the taxable year that will end December 31, 1998. With respect to 1998, we note that the Company's status as a REIT at any time during such year is dependent, among other things, upon the Company meeting the requirements of Sections 856 through 860 of the Code throughout the year and for the year as a whole. Accordingly, because the Company's satisfaction of such requirements will depend upon future events, including the precise terms and conditions of proposed transactions, the final determination of operational results, and the effect of certain provisions contained in the President's Budget Proposal for the Fiscal Year 1999 on the Company's REIT status, it is not possible to assure that the Company will satisfy the requirements to be a REIT during the taxable year that will end December 31, 1998.

      In addition, we have participated in the preparation of the material under the heading "Federal Income Tax Considerations" of the Registration Statement and we are of the opinion that the federal income tax treatment described therein is accurate in all material respects.

      This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement or the Officers' Certificates may affect the opinions stated herein.

      This opinion is limited to the specific matters covered hereby and should not be interpreted to imply that the undersigned has offered its opinion on any other matter. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement.

                                    Very truly yours,

                                    ALSTON&BIRD LLP



                                    By: /s/ Pinney L. Allen
                                        -------------------
                                          Pinney L. Allen

                                  CERTIFICATE
                                  -----------

      I, MACK D. PRIDGEN, III, in my capacity as Vice-President and General Counsel of Highwoods Properties, Inc. (the "Company"), do hereby certify, to the best of my knowledge and belief after making appropriate inquiries with respect to all matters set forth below, as follows:

      1. That I am a Vice-President and the General Counsel of the Company and I am licensed to practice law in the state of North Carolina;

      2. That in such capacity, I have access to relevant information regarding each of the factual matters set forth below;

      3.    That for purposes of this Certificate,

            (a)   "AFFILIATED LIMITED LIABILITY COMPANIES" means, collectively:

                  (i) Shockoe Plaza Investors LLC, a Virginia limited liability company that is owned 99% by Highwoods Realty Limited Partnership and 1% by Highwoods Services;

                  (ii) HPI Title Agency LLC, a North Carolina limited liability company that is owned 100% by Highwoods Realty Limited Partnership;

                  (iii) Nine Crondall Associates, LLC, a Maryland limited liability company that is owned 100% by Highwoods Realty Limited Partnership;

                  (iv) Eight Crondall Associates LLC, a Maryland limited liability company that is owned 100% by Highwoods Realty Limited Partnership;

                  (v) Seven Crondall Associates LLC, a Maryland limited liability company that is owned 100% by Highwoods Realty Limited Partnership;

                  (vi) 9690 Derecho Rd. LLC, a Maryland limited liability company that is owned 100% by Highwoods Realty Limited Partnership;

                  (vii) Highwoods/Florida GP, LLC, a Florida limited liability company that is owned 100% by Highwoods Realty Limited Partnership;

                  (viii) Kessinger/Hunter LLC, a Missouri limited liability company that is owned 30% by the Company; and

                  (ix) Dallas County Partners III, LC, an Iowa limited liability company that is owned 50% by Highwoods Realty Limited Partnership;

            (b) "AFFILIATED PARTNERSHIPS" means, collectively:

                  (i) AP-GP Southeast Portfolio Partners, L.P., a Delaware limited partnership that is owned 1% by Highwoods Realty GP Corp. and 99% by Highwoods Realty Limited Partnership;

                  (ii)  Highwoods/Tennessee   Holdings,   L.P.,   a  Tennessee
limited partnership that is owned .01% by Highwoods/Tennessee Properties, Inc. and 99.99% by Highwoods Realty Limited Partnership;

                  (iii) AP Southeast Portfolio Partners, L.P., a Delaware limited partnership that is owned 1% by AP-GP Southeast Portfolio Partners, L.P. and 99% by Highwoods Realty Limited Partnership;

                  (iv) Highwoods/Florida Holdings, L.P., a Delaware limited partnership that is owned .01% by Highwoods/Florida GP, Corp. and 99.99% by Highwoods Realty Limited Partnership;

                  (v) Pinellas Northside Partners, Ltd., a Florida limited partnership that is owned 99% by Highwoods/Florida Holdings, L.P. and 1% by Highwoods Realty Limited Partnership;

                  (vi) Interstate Business Park, Ltd., a Florida limited partnership that is owned 99% by Highwoods/Florida Holdings, L.P. and 1% by Highwoods Realty Limited Partnership;

                  (vii) Pinellas Bay Vista Partners, Ltd., a Florida limited partnership that is owned 99% by Highwoods/Florida Holdings, L.P. and 1% by Highwoods Realty Limited Partnership;

                  (viii) Pinellas Pinebrook Partners, Ltd., a Florida limited partnership that is owned 99% by Highwoods/Florida Holdings, L.P. and 1% by Highwoods Realty Limited Partnership;

                  (ix) Downtown Clearwater Tower, Ltd., a Florida limited partnership that is owned 99% by Highwoods/Florida Holdings, L.P. and 1% by Highwoods Realty Limited Partnership;

                  (x) BDBP, Ltd., Cross Bayou, Ltd., a Florida limited partnership that is owned 99% by Highwoods/Florida Holdings, L.P. and 1% by Highwoods Realty Limited Partnership;

                  (xi) SISBROS, Ltd., a Florida limited partnership that is owned 99% by Highwoods/Florida Holdings, L.P. and 1% by Highwoods Realty Limited Partnership;

                  (xii)  Highwoods/Interlachen   Holdings,   L.P.,  a  Florida
limited partnership that is owned 99% by Highwoods/Florida Holdings, L.P. and 1% by Highwoods Realty Limited Partnership;

                  (xiii) Center Court Partners, a Florida general partnership that is owned 50% by the Company;

                  (xiv) FHDT, LP, a limited partnership that is owned 33.33% by the Company;

                  (xv) Raphael Hotel Group LP, a Missouri limited partnership that is owned 5% by the Company;

                  (xvi) 4600 Madison Associates, LP, a limited partnership that is owned 12.50% by the Company;

                  (xvii) Marley Continental Homes of Kansas, a Kansas general partnership that is owned 99% by Highwoods Realty Limited Partnership;

                  (xviii) Fountain One, an Iowa general partnership that is owned 90% by Highwoods Realty Limited Partnership;

                  (xix) Fountain Two, an Iowa general partnership that is owned 60% by Highwoods Realty Limited Partnership;

                  (xx) Fountain Three, an Iowa general partnership that is owned 50% by Highwoods Realty Limited Partnership;

                  (xxi) J.C. Nichols Iowa Partners, an Iowa general partnership that is owned 86 2/3% by Highwoods Realty Limited Partnership;

                  (xxii) Neptune Building Partners, L.P., an Iowa limited partnership that is owned 50% by Highwoods Realty Limited Partnership;

                  (xxiii) Dallas County Partners, an Iowa general partnership that is owned 50% by Highwoods Realty Limited Partnership;

                  (xxiv) Dallas County Partners II, an Iowa general partnership that is owned 50% by Highwoods Realty Limited Partnership;

                  (xxv) Meridith Drive Associates, LP, an Iowa limited partnership that is owned 49.5% by Highwoods Realty Limited Partnership;

                  (xxvi) Terrace Place Partners, an Iowa general partnership that is owned 50% by Highwoods Realty Limited Partnership;

                  (xxvii)     Village  Court   Associates,   an  Iowa  general
partnership that is owned 75% by J.C. Nichols Iowa Partners;

                  (xxviii) Corporate Center Associates, LP, an Iowa limited partnership that is owned 90% by Neptune Building Partners, LP;

                  (xxix) Highwoods/Florida Holdings GP, L.P., a Delaware limited partnership that was owned 1% by Highwoods/Florida GP Corp. and 99% by Highwoods/Forsyth Limited Partnership (currently known as Highwoods Realty Limited Partnership) and that was merged out of existence on December 31, 1997; and

                  (xxx) Highwoods/Tennessee Holdings GP, L.P., a Tennessee limited partnership that was owned 1% by Highwoods/Tennessee Properties, Inc. and 99% by Highwoods/Forsyth Limited Partnership (currently known as Highwoods Realty Limited Partnership) and that was merged out of existence on December 31, 1997;

            (c) "CODE" means the Internal Revenue Code of 1986, as amended;

            (d) "FORECLOSURE PROPERTY" means real property (including interests in real property), and any personal property incident to such real property, acquired by the real estate investment trust as a result of such trust having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was default (or default was imminent) on a lease of such property or on an indebtedness that such property secured;

            (e) "HIGHWOODS SERVICES" means Highwoods Services, Inc., a North Carolina corporation, the equity ownership of which is owned 99% by Highwoods/Forsyth Limited Partnership and .5% each by Ronald P. Gibson and Edward J. Fritsch;

            (f) "INDEPENDENT CONTRACTOR" means any person who does not own, directly or indirectly, more than 35% of the shares in the REIT, and, if such person is a corporation, not more than 35% of the total combined voting power of whose stock (or 35% of the total shares of all classes of whose stock), or, if such person is not a corporation, not more than 35% of the interest in whose assets or net profits is owned, directly or indirectly, by one or more persons owning 35% or more of the shares in the REIT;

            (g) "OPERATING PARTNERSHIP" means Highwoods Realty Limited Partnership (formerly Highwoods/Forsyth Limited Partnership), a North Carolina partnership of which the Company is the sole general partner with an approximate 85.5% ownership interest, including a 1% general partnership interest and an 84.4% limited partnership interest, and various others (including officers and directors of the Company) are the remaining limited partners with an approximate 14.5% aggregate interest;

            (h) "OPERATING PARTNERSHIP AGREEMENT" means the First Amended and Restated Agreement of Limited Partnership of Highwoods Realty Limited Partnership, dated June 14, 1994, as amended;

            (i) "PROHIBITED TRANSACTION" means a sale or other disposition of property, other than foreclosure property, that is stock in trade of the taxpayer or other property of a kind which would properly be included in the inventory of the taxpayer if on hand at the close of the taxable year, or property held by the taxpayer primarily for sale to customers in the ordinary course of trade or business;

            (j) "QUALIFIED REIT SUBSIDIARY" means (1) any corporation in which a real estate investment trust owned stock during any taxable year ended on or before December 31, 1997, if 100% of the stock of such corporation was held by the real estate investment trust at all times during the period such corporation was in existence and (2) any corporation in which a real estate investment trust owns stock after the taxable year ended December 31, 1997, if 100% of the stock of such corporation is held by the real estate investment trust;

            (k) "REAL ESTATE ASSETS" means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other entities qualifying to be taxed as real estate investment trusts;

            (l) "REGISTRATION STATEMENT" means the Form S-3, File No. 333-39247, as in the form filed on October 9, 1998, relating to the registration of 2,340,000 shares of the Company's common stock;

            (m) "REIT" means a real estate investment trust;

            (n) "REIT ELECTION" means an election to be taxed as a REIT under Code Section 856(c)(1); and

            (o)   "SERVICE" means the Internal Revenue Service;

      4. That I have consulted with other employees and officers of the Company regarding the matters set forth below and such persons have agreed in all respects with the representations made below;

      5. That, except as otherwise noted, all representations made below are true and complete for each of the taxable years ended December 31, 1994, through December 31, 1997, and through the date hereof; and that I have no reason to believe that such representations will not continue to be true for the taxable year that will end December 31, 1998;

      6. That the Company has operated and will continue to operate in accordance with Maryland law, its articles of incorporation, and its bylaws and in accordance with the statements and representations made in the Registration Statement;

      7. That the Operating Partnership has operated and will continue to operate in accordance with North Carolina law, the Operating Partnership Agreement, and the statements and representations made in the Registration Statement;

      8. That I am a licensed attorney familiar with the requirements for qualification as a REIT under applicable provisions of the Code, that all such requirements have been satisfied for the Company's taxable years ended December 31, 1994, through December 31, 1997; that I have no reason to believe that such requirements will not continue to be satisfied in the taxable year that will end December 31, 1998; and that I have exercised ordinary business care and prudence to attempt to satisfy such requirements and I have advised Alston & Bird LLP of any matter of which I am aware that could cause reason for concern as to whether those requirements have been or will be satisfied;

      9. That the Company filed an election to be taxed as a REIT with its tax return for the taxable year ended December 31, 1994, and has not taken any action to terminate such election; that I have no reason to believe that the Company will not continue such election or that it will take any action to terminate such election for the period that will end December 31, 1998; and that the Company has received no notification formally or informally from the Service or any other person that such election may not be valid or has been revoked or withdrawn in any respect;

      10. That the Company is and will continue to be managed by one or more of its directors who have exclusive authority over the management of the Company, the management of its officers, and the management and disposition of the Company's property;

      11. That the beneficial ownership of the Company is and will continue to be evidenced by transferable shares; and that there are no restrictions on the transferability of such shares either in the Articles of Incorporation or in any agreement to which the Company is a party, other than the restrictions set forth in the Articles of Incorporation that permit the directors to redeem shares or refuse to transfer shares in any case where such directors, in good faith, believe that a failure to redeem or that a transfer of shares would result in the loss of the Company's REIT status;

      12. That the Company has been a domestic corporation during its entire existence;

      13. That the Company has not been, is not, and will not be (i) a bank, a mutual savings bank, a cooperative bank, a domestic building and loan association or other savings institution, a small business investment company operating under the Small Business Investment Act of 1958, or a corporation created under state law for the purpose of promoting, maintaining, and assisting the economy within a state by making loans, or (ii) an insurance company;

      14. That at no time during the last half of any taxable year for which a REIT election has been made has more than 50% of the value of the Company's outstanding stock been beneficially owned by five or fewer individuals, taking into consideration the applicable attribution rules, which generally apply a look-through provision to determine constructive stock ownership; and that the Company will take all measures within its control to ensure that, at no time during the last half of any taxable year for which a REIT election will be made will more than 50% of the value of the Company's outstanding stock be beneficially owned by or for five or fewer individuals;

      15. That the record and beneficial ownership of the Company has been and will be held by 100 or more persons;

      16. That at least 95% of the gross income derived by the Company (including the income derived through its ownership of the Operating Partnership, the Affiliated Partnerships, and the Affiliated Limited Liability Companies) in all taxable years consisted of: (i) amounts derived from rental of real property, including rents attributable to personal property as described in representation (20) below and including charges for services customarily furnished or rendered in connection with the rental of such real property, whether or not such charges are separately stated, but excluding rents received from parties in which the Company owns 10% or more of the vote or value of equity ownership of such party and excluding amounts received or accrued with respect to any real or personal property if the Company furnishes noncustomary services to the tenants or manages or operates such property other than through an Independent Contractor from which neither the Company nor the Operating Partnership derives any form of income; (ii) interest; (iii) gain realized upon the sale of all or a portion of a Real Estate Asset that is not a Prohibited Transaction; (iv) dividends; (v) abatements and refunds of tax; (vi) income and gain from Foreclosure Property; and (vii) amounts for making loans by secured properties or to purchase or lease real property; and that I have no reason to believe that such 95% gross income test will not continue to be met for the taxable year that will end December 31, 1998;

      17. That at least 75% of the gross income derived by the Company (including the income derived through its ownership of the Operating Partnership, the Affiliated Partnerships, and the Affiliated Limited Liability Companies) in all taxable years consisted of: (i) amounts derived from rental of real property, including rents attributable to personal property as described in representation (20) below and including charges for services customarily furnished or rendered in connection with the rental of such real property, whether or not such charges are separately stated, but excluding rents received from parties in which the Company owns 10% or more of the vote or value of equity ownership of such party and excluding amounts received or accrued with respect to any real or personal property if the Company furnishes noncustomary services to the tenants or manages or operates such property other than through an Independent Contractor from which neither the Company nor the Operating Partnership derives any form of income; (ii) interest on obligations secured by mortgages on real property or on interests in real property; (iii) gain realized upon the sale of all or a portion of the real property; (iv) abatements and refunds of property tax; (v) income and gain derived from Foreclosure Property;
(vi) amounts for agreeing to make loans secured by real property or to purchase or lease real property; and (vii) gain from the sale or disposition of a Real Estate Asset that is not a Prohibited Transaction; and that I have no reason to believe that such 75% gross income test will not continue to be met for the taxable year that will end December 31, 1998;

      18. That, for taxable years ended on or before December 31, 1997, less than 30% of the gross income of the Company (including the income derived through its ownership of the Operating Partnership, the Affiliated Partnerships, and the Affiliated Limited Liability Companies) in all taxable years was derived from (i) the sale or other disposition of stock or securities held for less than one year; (ii) property in a transaction that is a Prohibited Transaction; and
(iii) real property (including interests in real property and interests in mortgages on real property) held for less than four years other than property compulsorily or involuntarily converted and property that is Foreclosure Property;

      19. That the Company, the Operating Partnership, the Affiliated Partnerships, and the Affiliated Limited Liability Companies have not entered into and will not enter into any lease, agreement, or other arrangement in connection with the rental of real property under which any amount payable to the Company, the Operating Partnership, the Affiliated Partnerships, or the Affiliated Limited Liability Companies depends or will depend in whole or in part on the income or profits derived from any tenant (or sub-tenant) of such real property (except that such an amount may be based on a fixed percentage or percentages of gross receipts or sales);

      20. That (i) any personal property directly or indirectly leased by the Company, the Operating Partnership, the Affiliated Partnerships, and the Affiliated Limited Liability Companies has been and will be leased under or in connection with a lease of the real property; and (ii) the average of the adjusted bases of such personal property at the beginning and at the end of the taxable year is less than 15% of the average of the aggregate adjusted bases of both the real property and the personal property at the beginning and at the end of the taxable year, as calculated on a lease by lease basis;

      21. That for purposes of Items 16 and 17 above, "rent" does not include rent received for any real property directly or indirectly from any person in which the Company owns (i) in the case of a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total number of shares of all classes of stock; or (ii) in the case of an entity other than a corporation, an interest of 10% or more in the assets or net profits of such entity; (for purposes of this representation, ownership is determined by taking into account the attribution rules, which generally apply a look-through provision to determine constructive stock ownership);

      22. That the fair market value of any real property (or, with respect to any construction loan, the fair market value of the land plus the reasonably estimated cost of the improvements other than personal property) securing a note, determined at the time the Company became bound to make the loan, is equal to or exceeds the amount of the loan;

      23. That no interest (including interest on obligations secured by mortgages on real property or interests in real property) received or accrued, directly or indirectly, by the Company, its Qualified REIT Subsidiaries, the Operating Partnership, the Affiliated Partnerships, or the Affiliated Limited Liability Companies has been or will be determined in whole or in part by reference to the income or profits derived by any person;

      24. That neither the Company, its Qualified REIT Subsidiaries, the Operating Partnership, the Affiliated Partnerships, nor the Affiliated Limited Liability Companies have owned any Foreclosure Property (other than property the income from which would not cause the statements contained in Items 16 and 17 above to no longer be true).

      25. That the Company has reviewed and will continue to review all leases for each property to ensure that such leases conform with all REIT requirements;

      26. That, for taxable years prior to 1998, neither the Company, the Operating Partnership, the Affiliated Partnerships, nor the Affiliated Limited Liability Companies have provided any services to any tenant, other than through an Independent Contractor from whom no income was derived or received by any such entity, except for services that would be considered customarily furnished or rendered in connection with the rental of real property, such as the furnishing of water, heat, lights, trash collection, and maintenance of common areas; that, for taxable years beginning after December 31, 1997, neither the Company, the Operating Partnership, the Affiliated Partnerships, nor the Affiliated Limited Liability Companies have provided or will provide services that would generate impermissible service income in an amount that exceeds 1% of all amounts received or accrued during the taxable year, directly or indirectly, by the Company with respect to such property, with the amount treated as received or accrued by the Company for such impermissible services not being less than 150% of the direct cost of the Company in furnishing or rendering such services (for purposes of this representation, impermissible service income means any amount received or accrued directly or indirectly by the Company for services furnished or rendered by the Company to the tenants of its property or for managing or operating such property, unless (i) such services, management, or operations are provided through an Independent Contractor from whom the Company has not derived or received and will not derive or receive any income or (ii) such services are customarily furnished or rendered in connection with the rental of real property, such as the furnishing of water, heat, lights, trash collection, and maintenance of common areas);

      27. That no independent contractor providing management and operating functions for either the Company, the Operating Partnership, the Affiliated Partnerships, or the Affiliated Limited Liability Companies or any of their properties has any ownership interest in the Company in excess of 35%;

      28. That at the close of each quarter of any taxable year that the Company has made or will make a REIT election, at least 75% of the total combined value of its assets, including its proportionate share of the assets of the Operating Partnership, the Affiliated Partnerships, and Affiliated Limited Liability Companies has or will consist of Real Estate Assets, cash and cash items (including receivables), and government securities;

      29. That at the close of each quarter of any taxable year that the Company has made or will make a REIT election not more than 25% of the value of the Company's total assets (including those assets owned indirectly through the Operating Partnership, the Affiliated Partnerships, or Affiliated Limited Liability Companies) has been or will be represented by securities (other than government securities) for purposes of this calculation limited in respect of any one issuer to an amount not greater in value than 5% of the value of the total assets of the Company and to not more than 10% of the outstanding voting securities of such issuer;

      30. That the Company's pro rata share of the value of the securities of Highwoods Services has not exceeded 5% of the total value of the Company's assets at the end of any calendar quarter; that 99% of the voting stock of Highwoods Services is owned by Ronald P. Gibson and Edward J. Fritsch; that the Company has no informal or formal agreement with Highwoods Services or the other shareholders of Highwoods Services regarding the voting of the Highwoods Services stock; and that the stock owned by Ronald P. Gibson and Edward J. Fritsch is not subject to any voting or purchase agreement that effectively would deny such individuals of the economic rights of such stock;

      31. That the Company, the Operating Partnership, the Affiliated Partnerships, and the Affiliated Limited Liability Companies have held and hold all real property and all other assets for investment purposes and not as (i) stock in trade or other property of a kind which would properly be includible in inventory if on hand at the close of the taxable year, or (ii) property held primarily for sale to customers in the ordinary course of the trade or business of the Operating Partnership or the Company;

      32. That for each taxable year for which a REIT election has been made the Company has distributed an amount equal to or exceeding the sum of 95% of the

Company's real estate investment trust taxable income for such taxable year, determined without regard for the deduction for dividends paid and by excluding any net capital gain, and 95% of the excess of the net income from Foreclosure Property over the tax imposed on such income, reduced by, any excess noncash income;

      33. That, in each taxable year for which a REIT election has been made, the dividends paid by the Company on the Company's common stock were made pro rata, with no preference to any share of the common stock as compared with other such shares;

      34. That for each taxable year for which a REIT election has been made the Company has (i) maintained stock records that disclose actual ownership of the Company's outstanding stock, and (ii) within 30 days of each taxable year end, demanded a written statement from shareholders of record of five percent of more of the Company's stock for the purpose of disclosing actual ownership;

      35. That the Company has at all times adopted and used a calendar year accounting period;

      36. That other than (i) the direct ownership of the stock in Highwoods/Florida GP Corp., Highwoods Realty GP Corp., Highwoods/Tennessee Properties, Inc., Jackson Acquisition Corporation, Florida Transition Co. II, Garcia Property Management, Inc., Westshore Square, Inc., Garcia, Meyers Co., Alemada Towers Development Company, The Bay Plaza Companies, Inc., Board of Trade Redevelopment Corporation, Challenger, Inc., Guardian Management, Inc., Nichols Plaza West, Inc., Ozark Mountain Village, Inc., and Plaza Land Company, and (ii) the indirect ownership of stock in Highwoods Services and its direct and indirect subsidiaries, Southeast Realty Options Corp., Atrium Acquisition Corp., 5565 Sterrett Place, Inc., PSC Acquisition Corporation (which is owned through RC One LLC), Pikesville Sportsman Club, Inc., First Geary Corp, Board of Trade Investment Company, Kan-Build, Inc., Someday, Inc., J.C. Nichols Realty Company, and K.C. Condor, Inc., the Company has owned no stock or other voting securities in any corporation (including mutual funds) at the close of any quarter of any taxable year ended on or before December 31, 1997, or at the close of any quarter through the date hereof;

      37. That other than (i) the direct ownership of the stock in Highwoods/Florida GP Corp., Highwoods Realty GP Corp., Highwoods/Tennessee Properties, Inc., Alemada Towers Development Company, The Bay Plaza Companies, Inc., Board of Trade Redevelopment Corporation, Challenger, Inc., Guardian Management, Inc., Nichols Plaza West, Inc., Ozark Mountain Village, Inc., and Plaza Land Company, and (ii) the indirect ownership of stock in Highwoods Services and its direct and indirect subsidiaries, Southeast Realty Options Corp., Atrium Acquisition Corp., 5565 Sterrett Place, Inc., Pikesville Sportsman Club, Inc. (which is owned through RC One LLC), First Geary Corp, Board of Trade Investment Company, Kan-Build, Inc., Someday, Inc., J.C. Nichols Realty Company, and K.C. Condor, Inc., the Company owns no stock or other voting securities in any corporation (including mutual funds) as of the date hereof;

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

      38. That each of Highwoods/Florida GP Corp., Highwoods Realty GP Corp., Highwoods/Tennessee Properties, Inc., Jackson Acquisition Corporation, Florida Transition Co. II, Garcia Property Management, Inc., Westshore Square, Inc., Garcia, Meyers Co., Alemada Towers Development Company, The Bay Plaza Companies, Inc., Board of Trade Redevelopment Corporation, Challenger, Inc., Guardian Management, Inc., Nichols Plaza West, Inc., Ozark Mountain Village, Inc., and Plaza Land Company was or has been a Qualified REIT Subsidiary at the close of each quarter during the entire period of time in which the Company has held an ownership interest in such corporation;

      39. That the Company acquired J.C. Nichols Company in accordance with the terms and conditions set forth in the Agreement and Plan of Merger, dated December 22, 1997, by and among the Company, Jackson Acquisition Corp., and J.C. Nichols Company, pursuant to which J.C. Nichols Company was merged with and into Jackson Acquisition Corp., a wholly-owned subsidiary of the Company, (the "Merger"); that at the time of the Merger, J.C. Nichols Company did not have any earnings and profits accumulated from a year when it was taxable as a "C" corporation; that as a result of the Merger, the Company was required to complete certain restructuring events to continue its REIT status and that all such restructuring events were completed on or before September 30, 1998; that I have no reason to believe that the acquisition of J.C. Nichols Company or the ownership of any of the properties acquired directly or indirectly thereby will cause the Company to fail to satisfy any of the matters set forth in this Certificate or to fail to qualify as a REIT in the taxable year that will end December 31, 1998;

      40. That the Operating Partnership and the Affiliated Partnerships are the only partnerships in which the Company has held a direct or indirect interest at the close of any quarter of any taxable year ended on or before December 31, 1997, or at the close of any quarter through of the date hereof and each of these partnerships were formed as partnerships under the laws of the applicable states; that the Affiliated Limited Liability Companies and RC One LLC, a Maryland limited liability company that is owned 100% by Highwoods Services, are the only limited liability companies in which the Company has held a direct or indirect interest at the close of any quarter of any taxable year ended on or before December 31, 1997, or at the close of any quarter through the date hereof, and each of these limited liability companies were formed as limited liability companies under the laws of the applicable states and elected to be treated as partnerships for federal income tax purposes; that all such partnerships (including the Affiliated Limited Liability Companies and RC One
LLC) have made no election to be treated as a corporation or any other type of entity for federal income tax purposes; and that the Company has received no notification formally or informally from the Service or any other person challenging the status of any of these entities as a partnership for federal income tax purposes;

      41. That the Operating Partnership and the Affiliated Partnerships (excluding Highwoods/Florida Holdings GP, L.P. and Highwoods/Tennessee Holdings GP, L.P.) are the only partnerships in which the Company holds a direct or indirect interest as of the date hereof; and that the Affiliated Limited Liability Companies and RC One LLC are the


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only limited liability companies in which the Company holds a direct or indirect interest as of the date hereof;

      42. That the Company is not a party to any stock or asset purchase agreement, including any plan of merger or reorganization, that will cause the Company to fail to satisfy any of the matters set forth in this Certificate or to fail to qualify as a REIT in the taxable year that will end December 31, 1998;

      43. That the Company has filed timely income tax returns in each year of its existence and has not included any information in such returns due to fraud with an intent to evade taxes;

      44. That the Company's ownership interests in the Operating Partnership and its other directly or indirectly held subsidiaries are held free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity;

      45. That the Company will undertake to advise you of any change in the representations made herein for so long as the Registration Statement referred to above remains in effect; and

      46. That, in rendering an opinion in connection with the Registration Statement, Alston & Bird is entitled to rely on the factual representations set forth in previous Officer's Certificates to the extent that such representations are not otherwise reflected herein; and that, in rendering future opinions, Alston & Bird is entitled to rely on the factual representations set forth in this Officer's Certificate except to the extent that the facts covered herein are otherwise reflected or altered by the content of any future Officer's Certificates.

      The foregoing Certification is provided to Alston & Bird LLP in connection with rendering an opinion regarding the qualification of the Company as a REIT and may not be relied upon for any other purpose or by any other party except as otherwise provided herein. It is understood that such opinion is limited to the factual matters revealed pursuant hereto and other materials provided to them and that to the extent required, I have asked questions of the appropriate individuals to confirm the foregoing answers, and to the best of my knowledge and belief such answers are true, correct, and complete and in no way are misleading.


October 9, 1998                           /s/ MACK D. PRIDGEN, III
                                          ------------------------
                                          MACK D. PRIDGEN, III
                                          Vice-President and General Counsel
                                          Highwoods Properties, Inc.




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                                   CERTIFICATE

      I, CARMAN J. LIUZZO, in my capacity as Vice-President, Chief Financial Officer, and Treasurer of Highwoods Properties, Inc. (the "Company"), do hereby certify, to the best of my knowledge and belief after making appropriate inquiries with respect to all matters set forth below, as follows:

      1. That I am a Vice-President, Chief Financial Officer, and Treasurer of the Company;

      2. That in such capacity, I have access to relevant information regarding each of the factual matters set forth below;

      3. That for purposes of this Certificate, "Registration Statement" means the Form S-3, File No. 333-39247, as in the form filed on October 9, 1998, relating to the registration of 2,340,000 shares of the Company's common stock;

      4. That the description of the Company, its properties, and its method of operation contained in the Registration Statement is accurate and complete in all material aspects with respect to this opinion; and

      5. That the Company will undertake to advise you of any change in the representations made herein for so long as the Registration Statement referred to above remains in effect.

      The foregoing Certification is provided to Alston & Bird LLP in connection with rendering an opinion regarding the qualification of the Company as a real estate investment trust and may not be relied upon for any other purpose or by any other party. It is understood that such opinion is limited to the factual matters revealed pursuant hereto and other materials provided to them and that to the extent required, I have asked questions of the appropriate individuals to confirm the foregoing answers, and to the best of my knowledge and belief such answers are true, correct, and complete and in no way are misleading.


October 9, 1998                           /s/ Carman J. Liuzzo
                                          -------------------------------
                                          CARMAN J. LIUZZO
                                          Vice-President, Chief Financial
                                          Officer, and Treasurer
                                          Highwoods Properties, Inc.


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